Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

•	Fourth quarter 2007 diluted earnings per share increased by 18.0% to $1.51

•	Medical enrollment grew by 708,000 members during 2007

•	Selling, general and administrative expense ratio continued to improve, declining by 120 basis points during the year

•	Operating cash flow exceeded $4.3 billion for the year, or 1.3 times net income

•	Company reiterates diluted earnings per share target of $6.41 for 2008, representing growth of 15.3% over 2007

Indianapolis, IN – January 23, 2008 – WellPoint, Inc. (NYSE: WLP) today announced that fourth quarter 2007 net income was $859.1 million, or $1.51 per share, which included net realized investment gains of less than $0.01 per share. Net income in the fourth quarter of 2006 was $801.1 million, or $1.28 per share, which included net realized investment gains of $0.01 per share. Full year 2007 net income was $5.56 per share, which included $0.01 per share in net realized investment gains. Net income for full year 2006 was $4.82 per share, which included tax benefits of $0.04 per share due to a change in the Company’s state tax apportionment factors.

“We are pleased that WellPoint achieved its earnings per share expectations during 2007 and continued its strong organic membership growth. We view this as an excellent indication that customers continue to find great value in the products and services we are providing to the marketplace,” said Angela F. Braly, president and chief executive officer of WellPoint, Inc. “As we continue to grow, we are also operating more efficiently each year. During 2007, we were able to reduce our general and administrative costs by more than $175 million while servicing 708,000 new medical members.”

“We remain confident in our earnings per share target of $6.41 for 2008, which represents annual growth of 15.3 percent,” said Wayne S. DeVeydt, chief financial officer of WellPoint, Inc. “We expect to continue generating strong cash flow in excess of our net income, and we plan to utilize our capital to expand product offerings, enhance services and improve returns for our shareholders. We expect to repurchase more than $4.0 billion of our stock during 2008, subject to market conditions.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 34.8 million members at December 31, 2007, an increase of 708,000 members from 34.1 million at December 31, 2006. The largest enrollment increase was realized in the National business, which grew by 537,000 members. Large, multi-state organizations continue to be attracted to WellPoint’s compelling value proposition, which includes access to the broadest provider network in the industry, competitive pricing, leading wellness and care management programs, and innovative products and services.

Membership in State Sponsored business increased by 292,000 during 2007, as the Company entered new markets with its Medicaid managed care programs. The Company also expanded geographically in the Senior business, adding 57,000 members, and enrollment in the Federal Employee Program (“FEP”) increased by 23,000. Membership declined by 201,000 members in the Local Group and Individual businesses, collectively, during 2007. Approximately 90 percent of these enrollment declines occurred in the Company’s non-Blue branded service areas.

During the fourth quarter of 2007, the state of Connecticut implemented changes to its Medicaid managed care programs which resulted in approximately 144,000 members converting from fully insured to self-funded contractual arrangements. The Company is currently servicing these members under a self-funded arrangement that expires on February 29, 2008, unless extended.

In January 2008, the Company provided notice to the state of Ohio that it will terminate participation in the Ohio Covered Families & Children’s (“CFC”) Medicaid program by March 31, 2008. The Company was unable to reach an agreement with the state that would allow the Company to continue participating in this program in a financially-responsible manner. This action is expected to result in a membership reduction of approximately 145,000 during the first quarter of 2008.

The Company will continue to serve approximately 21,000 Aged, Blind and Disabled beneficiaries in the state of Ohio and remains committed to partnering with governments across the nation to manage state-sponsored programs in a responsible manner. The Company continues to provide services to more than 2.0 million such members in 14 states and is expanding its programs to South Carolina in 2008.

Operating Revenue: Operating revenue was $15.3 billion in the fourth quarter of 2007, an increase of 6.8 percent from $14.3 billion in the prior year fourth quarter. For full year 2007, operating revenues reached $60.1 billion, an increase of 7.1 percent over 2006. The revenue increases were driven by disciplined pricing in the Local Group business and growth in State Sponsored and Medicare Advantage membership.

Benefit Expense Ratio: The benefit expense ratio was 82.9 percent in the fourth quarter of 2007, an increase of 190 basis points from 81.0 percent in the prior year quarter. Approximately 110 basis points of this increase related to the timing of prior period development in the Company’s Commercial and Consumer Business (“CCB”) segment. Comparison to the fourth quarter of 2006 was unfavorably impacted by fourth quarter 2006 medical claims liabilities in CCB that developed less favorably in 2007 than expected. The CCB segment also experienced a relatively high level of intra-year reserve adjustments during the fourth quarter of 2007.

Higher-than-anticipated medical claims in the Company’s Ohio and Connecticut State Sponsored operations also impacted the Company’s fourth quarter 2007 benefit expense ratio. The Company is currently in the process of exiting the Ohio CFC Medicaid program due to the inability to obtain fiscally-sound rates. The Connecticut Medicaid contract converted to a self-funded arrangement during the fourth quarter of 2007. The Company incurred operating losses in both of these programs during 2007.

The full year 2007 benefit expense ratio was 82.4 percent, an increase of 120 basis points from 81.2 percent in 2006. Approximately 80 basis points of the increase was driven by the medical business of the Specialty, Senior and State Sponsored Business reporting segment. The remaining increase was attributed to the CCB segment and included the impact of business mix shifts, including a decline in Individual membership, and less favorable than expected reserve development in 2007.

The Company remains confident with its full year 2008 benefit expense ratio estimate of 81.6 percent, given the strong full year 2007 operating results in its CCB segment, its outlook for stable medical cost trends in 2008 and the expected improvements in its State Sponsored operations.

Premium and Cost Trends: Trends include Local Group and Individual fully-insured businesses.

Medical cost trends were below 8.0 percent in 2007, with the primary driver being unit cost increases. The Company continues to expect that medical cost trends will remain below 8.0 percent in 2008, and continues to price its business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

SG&A Expense Ratio: The SG&A expense ratio was 13.8 percent in the fourth quarter of 2007, a decrease of 190 basis points from 15.7 percent in the fourth quarter of 2006. For the full year of 2007, the SG&A expense ratio was 14.5 percent, a decline of 120 basis points from 15.7 percent in 2006. The ratio improved year-over-year due to a continued focus on optimizing administrative costs and spreading expenses across a growing revenue base. The Company continues to realize savings from reorganization efforts and capitalize on employee productivity improvements.

Operating Cash Flow: For the full year 2007, operating cash flow exceeded $4.3 billion, or 1.3 times net income. Operating cash flow totaled $1.1 billion in the fourth quarter of 2007, or 1.3 times net income.

Days in Claims Payable: Days in claims payable as of December 31, 2007, was 45.0 days, a decrease of 1.8 days from 46.8 days as of September 30, 2007. The decline was primarily due to the timing of claims payments and a reduction in the claims turnaround cycle.

Share Repurchase Program: During the fourth quarter of 2007, the Company repurchased 22.5 million shares of its common stock for $1.8 billion. For the full year of 2007, the Company repurchased 76.9 million shares of its stock for $6.2 billion. At December 31, 2007, cash and investments held at the parent company and available for general corporate use totaled $2.2 billion.

REPORTABLE SEGMENTS

In 2007, WellPoint, Inc. had the following reportable segments: Commercial and Consumer Business (“CCB”), Specialty, Senior, and State Sponsored Business (“4SB”), and Other, which included FEP business, National Government Services, Inc., intersegment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended December 31				Year Ended December 31
	2007	2006	Change		2007	2006	Change
Operating Revenue
CCB	$10,627.2	$10,321.7	3.0%		$42,122.0	$40,602.6	3.7%
4SB	3,601.6	3,015.4	19.4%		13,715.4	11,553.1	18.7%
Other:
External Customers	1,564.0	1,387.9	12.7%		5,985.2	5,441.8	10.0%
Intersegment Eliminations	(475.4)	(381.6)	(24.6)%		(1,700.6)	(1,437.1)	(18.3)%
Other	1,088.6	1,006.3	8.2%		4,284.6	4,004.7	7.0%

Total Operating Revenue	15,317.4	14,343.4	6.8%		60,122.0	56,160.4	7.1%

Operating Gain (Loss)
CCB	$872.0	$854.7	2.0%		$3,999.7	$3,679.5	8.7%
4SB	392.3	379.7	3.3%		972.3	1,117.0	(13.0)%
Other	15.0	(12.7)	—		12.2	(59.6)	—

Operating Margin
CCB	8.2%	8.3%	(10	)bp	9.5%	9.1%	40	bp
4SB	10.9%	12.6%	(170	)bp	7.1%	9.7%	(260	)bp

Commercial and Consumer Business: Operating gain for the CCB segment was $872.0 million in the fourth quarter of 2007, an increase of 2.0 percent compared with $854.7 million in the fourth quarter of 2006. The year-over-year growth in operating gain was driven by revenue growth and lower SG&A costs, partially offset by higher benefit expense due to the timing of prior period reserve development in 2006 and 2007, as described in the “Benefit Expense Ratio” section.

For full year 2007, operating gain was $4.0 billion, an increase of 8.7 percent over 2006. The increase in operating gain was driven by premium rate increases across all lines of business and lower general and administrative expenses, partially offset by an increase in the segment’s benefit expense ratio. Operating margin in the CCB segment expanded by 40 basis points during 2007, confirming the Company’s disciplined commercial pricing.

Specialty, Senior, and State Sponsored Business: Operating gain for the 4SB segment totaled $392.3 million in the fourth quarter of 2007, an increase of 3.3 percent compared with $379.7 million in the fourth quarter of 2006. The increase in operating gain was driven by lower performance-based incentive compensation in 2007 and improved results in the Company’s Pharmacy Benefit Management (“PBM”) mail-order business, partially offset by lower Medicare Supplement and State Sponsored Business profitability.

Operating gain totaled $972.3 million for the full year of 2007, a decrease of 13.0 percent from $1.1 billion in 2006. Deterioration in the financial performance of the Company’s State Sponsored operations and lower Medicare Supplement profitability was partially offset by growth in the PBM business.

Other: Operating gain for the Other segment totaled $15.0 million in the fourth quarter of 2007, which compares to an operating loss of $12.7 million in the fourth quarter of 2006. For full year 2007, operating gain was $12.2 million, compared with an operating loss of $59.6 million in 2006. Results in this segment improved year-over-year due to the non-recurrence of merger-related retention bonuses and growth in the FEP.

OUTLOOK

Full Year 2008:

•	The Company continues to expect net income of $6.41 per share, representing growth of 15.3% over 2007.

•	Year-end medical enrollment is now expected to be approximately 35.6 million members, representing growth for the year of approximately 800,000 members.

•	Operating revenue is now expected to total approximately $62.6 billion.

•	The benefit expense ratio is expected to be approximately 81.6 percent.

•	The SG&A expense ratio is expected to be approximately 14.4 percent.

•	The Company continues to expect operating cash flow of $4.4 billion, or 1.2 times net income.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue.

3.	Certain prior period amounts have been reclassified to conform to current period presentation.

4.	The Company expects to revise its reportable segments in the first quarter of 2008 in accordance with its new organizational structure, which reflects how management makes business decisions beginning January 1, 2008.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss its fourth quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 857272. The replay will be available from 1:45 p.m. EST today until the end of the day on February 6, 2008. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Shannon Troughton, 317-488-6789

About WellPoint, Inc.

WellPoint’s mission is to improve the lives of the people it serves and the health of its communities. WellPoint, Inc. is the largest health benefits company in terms of commercial membership in the United States. Through its nationwide networks, the company delivers a number of leading health benefit solutions through a broad portfolio of integrated health care plans and related services, along with a wide range of specialty products such as life and disability insurance benefits, pharmacy benefit management, dental, vision, behavioral health benefit services, as well as long term care insurance and flexible spending accounts. Headquartered in Indianapolis, Indiana, WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan and surrounding counties and as Blue Cross or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Medical Membership & Specialty Metrics Summary

(Unaudited and in Thousands)

				Change from
	December 31, 2007	December 31, 2006	September 30, 2007	December 31, 2006	September 30, 2007
Medical Membership
Customer Type
Local Group	16,663	16,766	16,649	(0.6)%	0.1%
Individual	2,390	2,488	2,432	(3.9)%	(1.7)%
National Accounts	6,389	6,136	6,388	4.1%	0.0%
BlueCard	4,563	4,279	4,562	6.6%	0.0%

Total National	10,952	10,415	10,950	5.2%	0.0%

Senior	1,250	1,193	1,250	4.8%	0.0%
State Sponsored	2,174	1,882	2,141	15.5%	1.5%
FEP	1,380	1,357	1,383	1.7%	(0.2)%

Total	34,809	34,101	34,805	2.1%	0.0%

Funding Arrangement
Self-Funded	17,737	16,745	17,571	5.9%	0.9%
Fully-Insured	17,072	17,356	17,234	(1.6)%	(0.9)%

Total	34,809	34,101	34,805	2.1%	0.0%

Reportable Segment
Commercial & Consumer Business	30,005	29,669	30,031	1.1%	(0.1)%
Specialty, Senior & State Sponsored	3,424	3,075	3,391	11.3%	1.0%
Other	1,380	1,357	1,383	1.7%	(0.2)%

Total	34,809	34,101	34,805	2.1%	0.0%

Specialty Metrics
PBM Prescription Volume (1)	98,605	95,685	93,694	3.1%	5.2%
Behavioral Health Membership	20,230	16,937	20,168	19.4%	0.3%
Life and Disability Membership	5,598	5,970	5,665	(6.2)%	(1.2)%
Dental Membership	5,014	5,270	5,008	(4.9)%	0.1%
Vision Membership	2,401	1,536	2,367	56.3%	1.4%
Medicare Part D Membership (2)	1,614	1,568	1,596	2.9%	1.1%

(1)	Represents quarterly prescription volume at the Company’s PBM operation.
(2)	Includes auto-assigned, stand-alone, Medicare Advantage, group waiver and external PBM members with the prescription drug plan benefit.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended December 31
	2007	2006	Change
Revenues
Premiums	$14,266.1	$13,293.9	7.3%
Administrative fees	914.3	905.0	1.0%
Other revenue	137.0	144.5	(5.2)%

Total operating revenue	15,317.4	14,343.4	6.8%
Net investment income	243.4	225.3	8.0%
Net realized gains on investments	0.6	11.1	(94.6)%

Total revenues	15,561.4	14,579.8	6.7%

Expenses
Benefit expense	11,821.7	10,766.7	9.8%
Selling, general and administrative expense
Selling expense	433.4	424.2	2.2%
General and administrative expense	1,686.3	1,830.1	(7.9)%

Total selling, general and administrative expense	2,119.7	2,254.3	(6.0)%
Cost of drugs	96.7	100.7	(4.0)%
Interest expense	125.3	100.0	25.3%
Amortization of other intangible assets	75.2	74.3	1.2%

Total expenses	14,238.6	13,296.0	7.1%

Income before income tax expense	1,322.8	1,283.8	3.0%

Income tax expense	463.7	482.7	(3.9)%

Net income	$859.1	$801.1	7.2%

Net income per diluted share	$1.51	$1.28	18.0%

Diluted shares	570.6	627.0	(9.0)%

Benefit expense as a percentage of premiums	82.9%	81.0%	190	bp
Selling, general and administrative expense as a percentage of total operating revenue	13.8%	15.7%	(190	)bp
Income before income tax expense as a percentage of total revenues	8.5%	8.8%	(30	)bp

WellPoint, Inc.

Consolidated Statements of Income

(In millions, except per share data)	Year Ended December 31
	2007	2006	Change
	(Unaudited)
Revenues
Premiums	$55,865.0	$51,971.9	7.5%
Administrative fees	3,674.6	3,595.4	2.2%
Other revenue	582.4	593.1	(1.8)%

Total operating revenue	60,122.0	56,160.4	7.1%
Net investment income	1,001.1	878.7	13.9%
Net realized gains (losses) on investments	11.2	(0.3)	—

Total revenues	61,134.3	57,038.8	7.2%

Expenses
Benefit expense	46,036.1	42,191.4	9.1%
Selling, general and administrative expense
Selling expense	1,716.8	1,654.5	3.8%
General and administrative expense	6,984.7	7,163.2	(2.5)%

Total selling, general and administrative expense	8,701.5	8,817.7	(1.3)%
Cost of drugs	400.2	414.4	(3.4)%
Interest expense	447.9	403.5	11.0%
Amortization of other intangible assets	290.7	297.4	(2.3)%

Total expenses	55,876.4	52,124.4	7.2%

Income before income tax expense	5,257.9	4,914.4	7.0%

Income tax expense	1,912.5	1,819.5	5.1%

Net income	$3,345.4	$3,094.9	8.1%

Net income per diluted share	$5.56	$4.82	15.4%

Diluted shares	602.0	642.1	(6.2)%

Benefit expense as a percentage of premiums	82.4%	81.2%	120	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.5%	15.7%	(120	)bp
Income before income tax expense as a percentage of total revenues	8.6%	8.6%	0	bp

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	December 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,767.9	$2,602.1
Investments available-for-sale, at fair value	3,766.6	2,522.7
Accrued investment income	165.8	157.2
Premium and self-funded receivables	2,870.1	2,335.3
Other receivables	996.4	1,172.7
Income taxes receivable	0.9	—
Securities lending collateral	854.1	904.7
Deferred tax assets, net	559.6	642.6
Other current assets	1,050.4	1,284.5

Total current assets	13,031.8	11,621.8

Long-term investments available-for-sale, at fair value	14,715.3	15,687.4
Property and equipment, net	995.9	988.6
Goodwill	13,435.4	13,383.5
Other intangible assets	9,220.8	9,396.2
Other noncurrent assets	660.8	497.4

Total assets	$52,060.0	$51,574.9

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,788.0	$5,290.3
Reserves for future policy benefits	63.7	76.3
Other policyholder liabilities	1,832.2	2,055.7

Total policy liabilities	7,683.9	7,422.3
Unearned income	1,114.6	987.9
Accounts payable and accrued expenses	2,909.6	3,242.2
Income taxes payable	—	538.2
Security trades pending payable	50.6	124.8
Securities lending payable	854.1	904.7
Current portion of long-term debt	20.4	521.0
Other current liabilities	1,755.0	1,397.4

Total current liabilities	14,388.2	15,138.5

Long-term debt, less current portion	9,023.5	6,493.2
Reserves for future policy benefits, noncurrent	661.9	646.9
Deferred tax liability, net	3,004.4	3,350.2
Other noncurrent liabilities	1,991.6	1,370.3

Total liabilities	29,069.6	26,999.1

Shareholders’ equity
Common stock	5.6	6.1
Additional paid-in capital	18,441.1	19,863.5
Retained earnings	4,387.6	4,656.1
Accumulated other comprehensive income	156.1	50.1

Total shareholders’ equity	22,990.4	24,575.8

Total liabilities and shareholders’ equity	$52,060.0	$51,574.9

WellPoint, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
(In millions)	2007	2006
	(Unaudited)
Operating activities
Net income	$3,345.4	$3,094.9
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses on investments	(11.2)	0.3
Loss on disposal of assets	11.3	1.7
Deferred income taxes	(105.5)	273.7
Amortization, net of accretion	466.0	471.9
Depreciation expense	120.2	133.0
Share-based compensation	177.1	246.9
Excess tax benefits from share-based compensation	(153.3)	(136.5)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(448.6)	(627.8)
Other invested assets, current	26.9	234.9
Other assets	174.4	(362.4)
Policy liabilities	257.7	852.6
Unearned income	125.5	(69.5)
Accounts payable and accrued expenses	(235.2)	(91.7)
Other liabilities	176.5	134.2
Income taxes	447.3	(112.0)
Other, net	(29.9)	—

Net cash provided by operating activities	4,344.6	4,044.2

Investing activities
Purchases of fixed maturity securities	(8,512.0)	(11,198.0)
Proceeds from sales and maturities of fixed maturity securities	7,494.2	10,351.7
Purchase of equity securities	(1,389.2)	(2,434.5)
Proceeds from sales of equity securities	2,244.9	2,950.9
Changes in securities lending collateral	50.6	485.2
Purchases of subsidiaries, net of cash acquired	(298.5)	(25.4)
Purchases of property and equipment	(322.0)	(193.9)
Proceeds from sales of property and equipment	57.3	6.4
Other, net	(94.2)	(399.7)

Net cash used in investing activities	(768.9)	(457.3)

Financing activities
Net (repayments of) proceeds from commercial paper borrowings	502.8	(306.0)
Proceeds from long-term borrowings	1,978.3	2,668.2
Repayment of long-term borrowings	(509.7)	(2,162.1)
Changes in securities lending payable	(50.6)	(485.2)
Changes in bank overdrafts	(117.1)	414.3
Repurchase and retirement of common stock	(6,151.4)	(4,550.2)
Proceeds from exercise of employee stock options and employee stock purchase plan	784.5	559.5
Excess tax benefits from share-based compensation	153.3	136.5

Net cash used in financing activities	(3,409.9)	(3,725.0)

Change in cash and cash equivalents	165.8	(138.1)
Cash and cash equivalents at beginning of year	2,602.1	2,740.2

Cash and cash equivalents at end of year	$2,767.9	$2,602.1

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Years Ended December 31
(In millions)	2007	2006	2005
	(Unaudited)
Gross medical claims payable, beginning of period	$5,290.3	$4,853.4	$4,134.0
Ceded medical claims payable, beginning of period	(51.0)	(27.7)	(31.9)

Net medical claims payable, beginning of period	5,239.3	4,825.7	4,102.1

Business combinations and purchase adjustments	15.2	(6.4)	784.5

Net incurred medical claims:
Current year	46,366.2	42,613.2	32,865.6
Prior years (redundancies) [1]	(332.7)	(617.7)	(644.9)

Total net incurred medical claims	46,033.5	41,995.5	32,220.7

Net payments attributable to:
Current year medical claims	40,765.7	37,486.0	28,997.1
Prior years medical claims	4,795.0	4,089.5	3,284.5

Total net payments	45,560.7	41,575.5	32,281.6

Net medical claims payable, end of period	5,727.3	5,239.3	4,825.7
Ceded medical claims, end of period	60.7	51.0	27.7

Gross medical claims payable, end of period	$5,788.0	$5,290.3	$4,853.4

Current year medical claims paid as a percent of current year net incurred medical claims	87.9%	88.0%	88.2%

Prior year redundancies in the current period as a percent of prior year net medical claims payable less prior year redundancies in the current period	6.8%	14.7%	18.7%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims—as reported [2]	0.8%	1.9%	4.2%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims—adjusted for acquisitions [2]	0.8%	1.6%	2.1%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
[2]

For all periods presented, except for the year ended December 31, 2007, the reported ratio of prior year redundancies in the current period to prior year net incurred medical claims is impacted by certain acquisitions (the former WellChoice, Inc. in 2005 and the former WellPoint Health Networks Inc. in 2004). The Company has provided ratios adjusted for these acquisitions in order to demonstrate these impacts. Refer to the table entitled, "Reconciliation of Medical Claims Payable—Adjusted Ratios" for details regarding the respective calculation methodologies.

WellPoint, Inc.

Reconciliation of Medical Claims Payable—Adjusted Ratios

(Unaudited)

Note: Below are reconciliations for the adjusted ratios of prior year redundancies in the current period to prior year net incurred medical claims that are included in table entitled, “Reconciliation of Medical Claims Payable.”

Ratio for the Year Ended December 31, 2006

This ratio is impacted by having no net incurred medical claims for the former WellChoice, Inc. (“WC”) in 2005.

Net incurred medical claims related to prior years (redundancies)—year ended December 31, 2006 (As Reported)	$617.7
Net incurred medical claims—year ended December 31, 2005 (As Reported)	$32,865.6
Ratio (As Reported)	1.9%
Net incurred medical claims—year ended December 31, 2005 (Comparable Basis) [1]	$37,676.0
Ratio (As Adjusted)	1.6%

[1]	Represents comparable benefit expense, assuming WC had been owned for the entire year ended December 31, 2005.

Ratio for the Year Ended December 31, 2005

This ratio is impacted by having only one month of net incurred medical claims for the former WellPoint Health Networks Inc. (“WHN”) in 2004.

Net incurred medical claims related to prior years (redundancies)—year ended December 31, 2005 (As Reported)	$644.9
Net incurred medical claims—year ended December 31, 2004 (As Reported)	$15,344.9
Ratio (As Reported)	4.2%
Net incurred medical claims—year ended December 31, 2004 (Comparable Basis) [2]	$30,819.1
Ratio (As Adjusted)	2.1%

[2]	Represents comparable benefit expense, assuming WHN had been owned for the entire year ended December 31, 2004.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about WellPoint, Inc. (“WellPoint”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint; increased government regulation of health benefits, managed care and pharmacy benefit management operations; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding the Medicare Part D Prescription Drug benefits program, including potential uncollectability of receivables resulting from processing and/or verifying enrollment (including facilitated enrollment), inadequacy of underwriting assumptions, inability to receive and process information, uncollectability of premium from members, increased pharmaceutical costs, and the underlying seasonality of the business; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; funding risks with respect to revenue received from participation in Medicare and Medicaid programs; non-compliance with the complex regulations imposed on Medicare and Medicaid programs; events that result in negative publicity for the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations, applicable to our investment portfolios; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative affect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; potential hedging activities in our common stock; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, WellPoint does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s SEC reports.

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